CONTACTS:

Media Inquiries
Cheryl Kilborn
(248) 435-7907
cheryl.kilborn@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

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Meritor Reports Fourth Quarter and Fiscal Year 2015 Results

Generates Fiscal Year Adjusted Diluted Earnings Per Share from Continuing Operations of $1.55

Reports Fiscal Year Adjusted EBITDA Margin of 9.5 Percent, up 120 Basis Points Year Over Year

TROY, Mich. (Nov. 10, 2015) ̶ Meritor, Inc. (NYSE: MTOR) reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2015.

Fourth-Quarter Highlights

•	Sales were $853 million, compared to $933 million, in the same period last year.

•
Net loss attributable to Meritor was $21 million for the period, compared to net income of $3 million in the same period last year. Net loss from continuing operations attributable to Meritor was $21 million, compared to net income of $29 million in the same period last year.

•	Adjusted income from continuing operations was $37 million, or $0.39 per adjusted diluted earnings per share, compared to $35 million, or $0.35 per adjusted diluted earnings per share, a year ago.

•	Adjusted EBITDA was $81 million, compared to $80 million in the same period last year. Adjusted EBITDA margin of 9.5 percent increased from 8.6 percent in the same period last year.

•	Meritor repurchased $25 million of common stock in the fourth quarter under its $210 million equity and equity-linked repurchase program.

Fourth-Quarter Results
For the fourth quarter of fiscal year 2015, Meritor posted sales of $853 million, down $80 million, or 9 percent, from the same period last year. This decrease was primarily due to weaker foreign currency exchange rates relative to the U.S. dollar.
Net loss from continuing operations attributable to Meritor was $21 million, or negative $0.22 per diluted share, compared to net income from continuing operations attributable to Meritor of $29 million, or $0.29 per diluted share, in the prior year.
Net loss attributable to Meritor was $21 million for the period, compared to net income attributable to Meritor of $3 million in the fourth quarter 2014.
In the fourth quarter of fiscal year 2015, the company recognized a pension settlement loss of $55 million, net of tax, associated with the settlement of its German and Canadian pension plans and total goodwill and asset impairment charges of $13 million, net of tax, related to its Defense business. In addition, the company reversed valuation allowances against deferred tax assets in certain European jurisdictions and Mexico, which resulted in a $16 million income tax benefit in the quarter.
Adjusted net income from continuing operations in the fourth quarter was $37 million, or adjusted diluted earnings per share of $0.39, compared to $35 million, or adjusted diluted earnings per share of $0.35, in the prior year.
Adjusted EBITDA was $81 million, compared to $80 million in the fourth quarter of fiscal year 2014. Adjusted EBITDA margin for the fourth quarter of fiscal year 2015 was 9.5 percent, compared to 8.6 percent in the same period last year. The improvements in Adjusted EBITDA and Adjusted EBITDA margin were driven primarily by material, labor and burden performance and pricing actions, which more than offset the impact of lower revenue.
Free cash flow in the fourth quarter of fiscal year 2015 was negative $59 million, compared to $74 million in the same period last year. Free cash flow in the fourth quarter of fiscal year 2015 included an outflow of $94 million to fund the company’s voluntary buyout of its German and Canadian pension plan obligations. Free cash flow in the prior year’s fourth quarter included $209 million of proceeds from the settlement of the Eaton antitrust litigation. Those proceeds were partially offset by $134 million associated with the voluntary pre-funding of three years of mandatory pension contributions to the company’s U.S. and U.K. pension plans.

Fourth-Quarter Segment Results
Commercial Truck & Industrial sales were $650 million, down $79 million, or 11 percent, compared to the same period last year. Revenue was unfavorably impacted by the strengthening U.S. dollar against most currencies, primarily the euro and the Brazilian real. Higher truck production in North America driven by a strong Class 8 truck market partially offset lower production in South America and China.
Segment EBITDA for the Commercial Truck & Industrial segment was $45 million for the quarter, down $8 million from the fourth quarter of fiscal year 2014. Segment EBITDA margin was 6.9 percent, compared to 7.3 percent in the same period last year. The year-over-year Segment EBITDA and Segment EBITDA margin decreases were due primarily to lower revenue.
The Aftermarket & Trailer segment posted sales of $231 million, down 4 percent from the same period last year. The unfavorable impact of the strengthening U.S. dollar against the euro drove lower revenue in the company’s Aftermarket business in Europe. Segment EBITDA for Aftermarket & Trailer was $37 million, compared to $34 million in the fourth quarter of fiscal year 2014. Segment EBITDA margin was 16 percent, up 1.8 percentage points from the same period last year. The increases in Segment EBITDA and Segment EBITDA margin were attributable to material, labor and burden performance and pricing actions that were executed during the 2015 fiscal year.

Equity and Equity-Linked Repurchase Program
In the fourth quarter, Meritor repurchased 1.9 million shares of common stock for $25 million, for a total of 4.2 million common shares repurchased during the fiscal year 2015. Through the end of September, the company had repurchased $74 million of equity and equity-linked notes under its $210 million repurchase program and is on track to complete its repurchase by the end of fiscal 2016.

Fiscal Year Results
In fiscal year 2015, Meritor posted sales of $3.505 billion, down 7 percent from the prior year, primarily due to the unfavorable impact of foreign currency exchange rates relative to the U.S. dollar. Weaker end markets in Brazil and China also contributed to the revenue decline, partially offset by the strong Class 8 truck market in North America.
Net income attributable to Meritor was $64 million compared to $249 million in the prior fiscal year. Net income attributable to Meritor in fiscal year 2014 included a gain of $209 million from the settlement of the Eaton antitrust litigation. Adjusted income from continuing operations in fiscal year

2015 was $155 million, or adjusted diluted earnings per share of $1.55, compared to $101 million, or adjusted diluted earnings per share of $1.02, in the prior year.
Adjusted EBITDA was $334 million in fiscal year 2015, compared to $314 million in fiscal year 2014, driven primarily by improved material and operating performance and pricing initiatives. Adjusted EBITDA margin was 9.5 percent in fiscal year 2015, up 120 basis points compared to the prior fiscal year.
Free cash flow for the full fiscal year was $18 million, as compared to $138 million in fiscal year 2014. Free cash flow for fiscal year 2015 included an outflow of $94 million to fund the company’s voluntary buyout of its German and Canadian pension plan obligations. Free cash flow in fiscal year 2014 included $209 million of proceeds from the settlement of the Eaton antitrust litigation, partially offset by $134 million associated with the voluntary pre-funding of three years of mandatory pension contributions to the company’s U.S. and U.K. pension plans.

Outlook for Fiscal Year 2016
Meritor expects the following from continuing operations:

•	Revenue to be in the range of $3.4 billion to $3.5 billion.

•	Adjusted EBITDA margin of 10 percent.

•	Adjusted diluted earnings per share in the range of $1.60 to $1.70.

•	Total free cash flow to be approximately $115 million.
For the entire company, Meritor expects:

•	Capital expenditures to be approximately $90 million.

•	Interest expense in the range of $80 million to $90 million.

•	Cash interest in the range of $65 million to $75 million.

•	Effective tax rate to be approximately 15 percent.
“We are continuing to demonstrate strong performance against our transformational M2016 objectives as shown by our results this past year,” said Jay Craig, CEO and president of Meritor. “By doing so, we believe the company will be better positioned to capitalize on meaningful growth opportunities as we look beyond 2016.”

Fourth-Quarter and Fiscal Year 2015 Conference Call

Meritor will host a conference call and webcast to discuss the company's fourth quarter and full-year earnings results for fiscal year 2015 on Wednesday, Nov. 11, 2015, at 10 a.m. ET.

To participate, dial (617) 213-4856 at least 10 minutes prior to the start of the call. Please reference passcode 59554955 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Nov. 11, until 11:59 p.m. ET on Nov. 18, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 20644933. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,400 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, Free cash flow, and Net debt including retirement liabilities.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt including retirement liabilities is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.
Management believes these non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders. Net debt, including retirement liabilities, is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.
Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Net debt should not be considered a substitute for total debt as reported on the balance sheet.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments. Segment EBITDA margin is defined as Segment EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Sales	$853	$933	$3,505	$3,766
Cost of sales	(745)	(793)	(3,043)	(3,279)
GROSS MARGIN	108	140	462	487
Selling, general and administrative	(56)	(80)	(243)	(258)
Pension settlement losses	(59)	—	(59)	—
Restructuring costs	(1)	(7)	(16)	(10)
Goodwill impairment	(15)	—	(15)	—
Other operating expense, net	(3)	—	(1)	(2)
OPERATING INCOME (LOSS)	(26)	53	128	217
Other income, net	2	—	5	—
Equity in earnings of ZF Meritor	—	—	—	190
Equity in earnings of other affiliates	11	10	39	38
Interest expense, net	(27)	(33)	(105)	(130)
INCOME (LOSS) BEFORE INCOME TAXES	(40)	30	67	315
Benefit (provision) for income taxes	18	—	(1)	(31)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(22)	30	66	284
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	(26)	(1)	(30)
NET INCOME (LOSS)	(22)	4	65	254
Less: Net (income) loss attributable to noncontrolling interests	1	(1)	(1)	(5)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$(21)	$3	$64	$249

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$(21)	$29	$65	$279
Loss from discontinued operations	—	(26)	(1)	(30)
Net income (loss)	$(21)	$3	$64	$249

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.22)	$0.29	$0.65	$2.81
Discontinued operations	—	(0.26)	(0.01)	(0.30)
Diluted earnings (loss) per share	$(0.22)	$0.03	$0.64	$2.51

Diluted average common shares outstanding	95.1	101.3	100.1	99.2

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2015	September 30, 2014
ASSETS:
Cash and cash equivalents	$193	$247
Receivables, trade and other, net	461	610
Inventories	338	379
Other current assets	50	56
TOTAL CURRENT ASSETS	1,042	1,292
Net property	419	424
Goodwill	402	431
Other assets	332	338
TOTAL ASSETS	$2,195	$2,485

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$15	$7
Accounts and notes payable	574	680
Other current liabilities	279	351
TOTAL CURRENT LIABILITIES	868	1,038
Long-term debt	1,036	948
Retirement benefits	632	775
Other liabilities	305	309
Total deficit attributable to Meritor, Inc.	(671)	(612)
Noncontrolling interests	25	27
TOTAL DEFICIT	(646)	(585)
TOTAL LIABILITIES AND DEFICIT	$2,195	$2,485

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Sales:
Commercial Truck & Industrial	$650	$729	$2,739	$2,980
Aftermarket & Trailer	231	240	884	920
Intersegment Sales	(28)	(36)	(118)	(134)
Total sales	$853	$933	$3,505	$3,766
Segment EBITDA:
Commercial Truck & Industrial	$45	$53	$216	$218
Aftermarket & Trailer	37	34	123	106
Segment EBITDA	82	87	339	324
Unallocated legacy and corporate costs, net	(1)	(7)	(5)	(10)
Adjusted EBITDA	81	80	334	314
Interest expense, net	(27)	(33)	(105)	(130)
Benefit (provision) for income taxes	18	—	(1)	(31)
Depreciation and amortization	(16)	(17)	(65)	(67)
Noncontrolling interests	1	(1)	(1)	(5)
Loss on sale of receivables	(1)	(1)	(5)	(8)
Restructuring costs	(1)	(7)	(16)	(10)
Pension settlement loss	(59)	—	(59)	—
Goodwill and asset impairment	(17)	—	(17)	—
Specific warranty contingency, net of supplier recovery	—	8	—	8
Antitrust settlement with Eaton, net of tax (2)	—	—	—	208
Income (loss) from Continuing Operations attributable to Meritor, Inc.	(21)	29	65	279
Loss from Discontinued Operations, net of tax	—	(26)	(1)	(30)
Net income (loss) attributable to Meritor, Inc.	$(21)	$3	$64	$249

Adjusted EBITDA Margin (1)	9.5%	8.6%	9.5%	8.3%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Adjustment associated with our share of the antitrust settlement with Eaton less legal expenses incurred in fiscal year 2014.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2015	2014
OPERATING ACTIVITIES
Income from continuing operations	$66	$284
Adjustments to income from continuing operations:
Depreciation and amortization	65	67
Restructuring costs	16	10
Loss on debt extinguishment	25	31
Gain from sale of property	(3)	—
Equity in earnings of ZF Meritor	—	(190)
Equity in earnings of other affiliates	(39)	(38)
Goodwill and asset impairment	17	—
Pension and retiree medical expense	82	25
Other adjustments to income from continuing operations	(12)	6
Dividends received from ZF Meritor	—	190
Dividends received from equity method investments	32	36
Pension and retiree medical contributions	(141)	(177)
Restructuring payments	(16)	(10)
Changes in off-balance sheet accounts receivable factoring	39	(46)
Changes in assets and liabilities	(24)	39
Operating cash flows provided by continuing operations	107	227
Operating cash flows used for discontinued operations	(10)	(12)
CASH PROVIDED BY OPERATING ACTIVITIES	97	215
INVESTING ACTIVITIES
Capital expenditures	(79)	(77)
Proceeds from sale of property	4	—
Cash paid for acquisition of Morganton	(16)	—
Net investing cash flows provided by discontinued operations	4	7
CASH USED FOR INVESTING ACTIVITIES	(87)	(70)
FINANCING ACTIVITIES
Repayment of notes and term loan	(199)	(439)
Proceeds from debt issuance	225	225
Debt issuance costs	(4)	(10)
Repurchase of common stock	(55)	—
Other financing activities	(9)	12
CASH USED FOR FINANCING ACTIVITIES	(42)	(212)
EFFECT OF CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(22)	(4)
CHANGE IN CASH AND CASH EQUIVALENTS	(54)	(71)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	247	318
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$193	$247

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Income (loss) from continuing operations attributable to Meritor, Inc.	$(21)	$29	$65	$279
Adjustments (net of tax):
Pension settlement losses	55	—	55	—
Loss on debt extinguishment	5	10	24	31
Restructuring costs	1	4	14	7
Goodwill and asset impairment	13	—	13	—
Income tax benefit (VA reversal)	(16)	—	(16)	—
Antitrust settlement with Eaton (1)	—	—	—	(208)
Specific warranty contingency, net of supplier recovery	—	(8)	—	(8)
Adjusted income from continuing operations attributable to Meritor, Inc., net of tax	$37	$35	$155	$101

Diluted earnings (loss) per share from continuing operations	$(0.22)	$0.29	$0.65	$2.81
Impact of adjustments on diluted earnings (loss) per share	0.61	0.06	0.90	(1.79)
Adjusted diluted earnings per share from continuing operations	$0.39	$0.35	$1.55	$1.02

Diluted average common shares outstanding	95.1	101.3	100.1	99.2
(1) Adjustment associated with our share of the antitrust settlement with Eaton less legal expenses incurred in fiscal year 2014.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Cash flows provided by (used for) operating activities	$(25)	$112	$97	$215
Capital expenditures	(34)	(38)	(79)	(77)
Free cash flow	$(59)	$74	$18	$138

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